April 2024
U.K. PSU Form
REPLIMUNE GROUP, INC.

2018 OMNIBUS INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK UNIT SUMMARY OF GRANT

    Replimune Group, Inc., a Delaware corporation (the “Company” or “Employer”), pursuant to its 2018 Omnibus Incentive Compensation Plan and the Sub-Plan for U.K. Employees thereunder (together, the “Plan”), hereby grants to the individual listed below (the “Participant”), this performance stock unit award representing the target number of performance stock units set forth below (the “Performance Stock Units”) that may become earned and vested by the Participant based on the level of achievement of the Performance Goals. The actual number of Performance Stock Units earned and vested will be based on the actual Performance Level achieved with respect to the Performance Goals set forth on Schedule A. The Performance Stock Units are subject in all respects to the terms and conditions set forth herein, in the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Performance Stock Unit Award Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof. Unless otherwise defined herein, capitalized terms used in this Performance Stock Unit Summary of Grant (the “Summary of Grant”) and the Performance Stock Unit Award Agreement shall have the meanings set forth in the Plan.

Participant:	%%FIRST_NAME%-% %%LAST_NAME%-%
Date of Grant:	%%OPTION_DATE,'Month DD, YYYY'%-%
Target Award of Performance Units Granted:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Performance Period:	As set forth on Schedule A, the period beginning on Date of Grant and ending on June 30, 2026 (the “Performance Period”).
Performance Goals:	The Performance Goals are based on the Performance Measure set forth on Schedule A.

DB1/ 144206349.5

Vesting Schedule:
The Performance Stock Units will become earned and vested based on the Performance Measure being achieved within a respective Performance Goal and the Participant’s continued employment or approved service with the Employer through the date that is the date that achievement of the applicable Performance Goal is publicly announced (the “Vesting Date”).
The number of Performance Stock Units set forth above is equal to the target number of Performance Stock Units that the Participant will earn and become vested in for 100% achievement of the Performance Goal (referred to as the “Target Award”). The actual number of Performance Stock Units the Participant will become earned and vested in may be greater than the Target Award, or may be zero, and will be based on the Performance Level achieved, if any, by the Company with respect to the Performance Goals, as set forth on Schedule A. Performance Level is measured based on the Target, Intermediate and Maximum Performance Levels set forth on Schedule A. Each Performance Level is calculated as a percentage of Target Performance Level. The Target Performance Level is 100% of the Target Award, the Intermediate Performance Level is 125% of the Target Award and the Maximum Performance Level is 150% of the Target Award. Failure to achieve the Performance Measure at the Target Performance Level within the Performance Goal will result in no Performance Stock Units being earned and vested. The Target, Intermediate and Maximum Performance Level achievements are binary events and there is no interpolation between Performance Levels. Any fractional Performance Stock Units resulting from the vesting of the Performance Stock Units in accordance with the terms herein shall be rounded down to the nearest whole number.
In the event a Change of Control occurs while the Participant is employed by, or providing approved service to, the Employer during the Performance Period, the Performance Stock Units will vest as if Target Performance Level had been achieved, such that the Target Award is deemed fully earned and vested as of the date of the Change of Control.

Issuance Schedule:
The Participant will receive a distribution with respect to the Performance Stock Units earned and vested pursuant to this Performance Stock Unit Award, if any, within 60 days following the Vesting Date (the “Payment Date”); and in no event later than March 15 of the calendar year following the Vesting Date. Distribution will be made with respect to the Performance Stock Units on the Payment Date in shares of Company Stock, with each Performance Stock Unit earned and vested equivalent to one share of Company Stock. In no event shall any fractional shares be issued. Although performance may be achieved at or above the Target Performance Level during the Performance Period, the Participant must be employed by, or providing approved service to, the Employer on the Vesting Date in order to earn and vest in the Performance Stock Units, unless the Committee determines otherwise.

Participant Acceptance:
    By electronic acceptance, the Participant agrees to be bound by the terms and conditions of the Plan, the Performance Stock Unit Award Agreement and this Summary of Grant and accepts the Performance Stock Units following the date of the Company’s notification to the Participant of the award of the Performance Stock Units (the “Notification Date”). The Participant will accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Performance Stock Unit Award Agreement. The Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan, which is available electronically in the Participant’s online account or by accessing the Company’s intranet at www.replimune.com. Paper copies of the Plan and the official Plan prospectus are available by contacting the Chief Financial Officer of the Company at +1.781.222.9600.

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SCHEDULE A
PERFORMANCE GOALS

    The number of Performance Stock Units that may become earned and vested shall be determined based on the actual Performance Level achieved with respect to the timing of approval of the Company’s first Biologics License Applicable for RP1 by the U.S. Food and Drug Administration (“BLA Approval”). The chart below sets forth the Performance Goals at each Performance Level for receipt of BLA Approval:

Performance Measure	Performance Level	Performance Goals	Performance Stock Units Earned and Vested as a Percentage of Target Award
BLA Approval*	Target	After December 31, 2025 and on or before June 30, 2026	100%
	Intermediate	After October 31, 2025 and on or before December 31, 2025	125%
	Maximum	After the Date of Grant and on or before October 31, 2025	150%

*    The actual number of Performance Stock Units earned and vested will be based on the actual Performance Level achieved, as set forth in the chart above. If the actual Performance Level achieved does not meet the Target Performance Level Performance Goal, then no Performance Stock Units will be earned and vested pursuant to this Award. The maximum number of Performance Stock Units that may become earned and vested pursuant to this Award is capped at 150% of the Target Award. Any fractional Performance Stock Units resulting from the vesting of the Performance Stock Units in accordance with the terms herein shall be rounded down to the nearest whole number.

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REPLIMUNE GROUP, INC.
PERFORMANCE STOCK UNIT AWARD AGREEMENT
(Pursuant to the Company’s 2018 Omnibus Incentive Compensation Plan)
This PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) dated as of the Date of Grant set forth in the Summary of Grant is delivered by Replimune Group, Inc., (the “Company”) to the individual named in the Summary of Grant (the “Participant”).
RECITALS
1.The Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan and the Sub-Plan for U.K. Employees thereunder (together, the “Plan”) provides for the grant of restricted stock units that are payable if specified performance goals are met (referred to herein as “Performance Stock Units”), in accordance with the terms and conditions of the Plan. The Committee has decided to make this grant of Performance Stock Units as an inducement for the Participant to promote the best interests of the Replimune Group, Inc. (the “Company”) and its stockholders. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Unless otherwise defined herein, capitalized terms used in this Performance Stock Unit Award Agreement and the Summary of Grant shall have the meanings set forth in the Plan. Subject to the terms, restrictions and conditions set forth in the Summary of Grant, this Agreement and the Plan, the Company hereby grants to the Participant the right to receive the shares of Company Stock in the amount and on the terms set forth in the Summary of Grant upon achievement of the Performance Goals as set forth in the Summary of Grant and satisfaction of the requirements of the Vesting Schedule set forth in the Summary of Grant. No shares of Company Stock shall be issued to the Participant on the Date of Grant.
2.Stock Unit Account. Performance Stock Units represent hypothetical shares of Company Stock, and not actual shares of stock. The Company shall establish and maintain a Performance Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the target number of Performance Stock Units granted to the Participant. No shares of Company Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Performance Stock Units recorded in the Performance Stock Unit account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Performance Stock Unit account established for the Participant.
3.Vesting.
(a)The Performance Stock Units subject to this Agreement will become earned based on the actual level of performance achieved with respect to the Performance Goals for the Performance Period on the terms set forth in the Summary of Grant and provided that the Participant satisfies the requirements of the Vesting Schedule set forth in the Summary of Grant. Any fractional Performance Stock Units resulting from the vesting of the Performance Stock Units in accordance with the terms herein shall be rounded down to the nearest whole number.
(b)If the Participant’s employment or service terminates on account of the Participant’s death or Disability before the Vesting Date, any unvested Performance Stock Units shall become fully vested upon such termination of employment or service and at the Target Performance Level.
(c)Except as set forth in Section 3(b) above, if the Participant ceases to be employed by, or provide approved service to, the Employer for any reason prior to the applicable Vesting Date, the Participant shall forfeit all rights to receive shares of Company Stock hereunder and the Participant will not have any rights with respect to any portion of the Performance Stock Units that have not yet become vested as of the date the Participant ceases to be employed by, or provide approved service to, the Employer, irrespective of the level of achievement of the Performance Goals. No payment shall be made with respect to any unvested Performance Stock Units that terminate as described in this Section 3.
(d)For purposes of this Agreement, the Participant’s employment or service will be deemed to terminate on the date that the Participant ceases to be actively employed by, or providing services to, the Employer and shall not be extended by any notice period mandated or implied under local law (i) during or for which the Participant receives pay in lieu of notice or severance pay or is on garden or similar leave or (ii) during which the Participant remains employed or providing services, but is not actively working. The Company shall have the sole discretion to determine when the Participant is no longer in active employment or service for purposes of this Agreement, without reference to any other agreement, written or oral, including the Participant’s contract of employment or service.
4.Issuance.
(a)Shares of Company Stock equal to the number of Performance Stock Units that the Participant earns upon achievement of the Performance Goals and becomes vested in pursuant to the Vesting Schedule, in each case, as set forth in the Summary of Grant shall be issued to the Participant as set forth in the Summary of Grant and a certificate representing the Company Stock shall be issued to the Participant, free of the restrictions under Section 9 of this Agreement.
(b)All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required by law to be withheld, collected or accounted for with respect to any income tax (including U.S. federal, state, and local tax and/or foreign income tax), employment tax (including FICA), payroll tax, social security tax, social insurance, national insurance and other contributions, payment on account obligations, national and local tax or other amounts required to be withheld, collected or accounted for by the Employer in connection with any taxable event with respect to the payment of the Performance Stock Units (“Withholding Taxes”). The Participant irrevocably (i) has elected, as of the Date of Grant, to sell shares of Company Stock in an amount having an aggregate Fair Market Value equal to the Withholding Taxes, and to allow the Company’s designated broker to remit the cash proceeds of such sale to the Employer (a “Sell to Cover”) and (ii) directs the Employer to make a cash payment to satisfy the Withholding Taxes from the cash proceeds of such sale directly to the appropriate taxing authorities. To the extent the Sell to Cover does not cover all Withholding Taxes due, the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any Withholding Taxes that the Employer is required to withhold with respect to the Performance Stock Units.

(c)Regardless of any action the Employer takes with respect to any such Withholding Taxes, the Participant acknowledges that the ultimate liability for all such Withholding Taxes legally due by the Participant is and remains the Participant's responsibility and may exceed the amount withheld by the Employer. The Participant further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Performance Stock Units, including the grant, vesting or payment of the Performance Stock Units and the subsequent sale of any shares of Company Stock acquired upon payment of the Performance Stock Units and (ii) does not commit to, and is under no obligation to, structure the terms of the grant or any aspect of the Performance Stock Units to reduce or eliminate the Participant's liability for Withholding Taxes. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, then the Participant acknowledges that the Employer may be required to collect, withhold or account for Withholding Taxes in more than one jurisdiction.
(d)As a condition to participation in the Plan and the grant of the Performance Stock Units, the Participant hereby agrees to accept all liability for and pay all secondary Class 1 National Insurance Contributions which would otherwise be payable by the Company (or any successor or any subsidiary employing or retaining or previously employing or retaining the Participant) with respect to the payment of the Performance Stock Units or any other event giving rise to taxation in respect of the Performance Stock Units (the "Employer NICs"). The Participant agrees that to the extent requested by the Company, the Participant will execute, within the time period specified by the Company, a joint election, and any other consent or elections required to effect the transfer of the Employer NICs. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Participant's employer. The Participant further agrees that the Company and/or the Participant's employer may collect the Employer NICs by any of the means set forth in this Agreement.
(e)The Participant indemnifies the Company and the Employer for any Withholding Taxes that may be payable with respect to the full number of shares of Company Stock vested and issued (including those shares of Company Stock that are deemed issued).
(f)The obligation of the Company to deliver the Company Stock to the Participant following the applicable Vesting Date shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.
5.No Stockholder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, including voting, dividend rights or dividend equivalent rights, until certificates for shares have been issued upon payment of Performance Stock Units. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to Performance Stock Units.
6.Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Performance Stock Units are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to Withholding Taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Performance Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
7.No Employment or Other Rights. The grant of the Performance Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. Subject to the terms of any employment agreement between the Participant and the Employer and applicable law, the right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
8.Company Policies. The Participant agrees that payment to the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer, to the extent permitted by applicable law. In addition, the Participant agrees that the Performance Stock Units shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or imposed under applicable rule or regulation from time to time.
9.Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Performance Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Performance Stock Units by notice to the Participant, and the Performance Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
10.No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Performance Stock Units under this Agreement, the Participant acknowledges the following:
(a)the Plan is established voluntarily by the Company, the grant of the Performance Stock Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the Performance Stock Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of them, even if equity awards have been granted repeatedly in the past;

(c)all decisions with respect to future grants of awards, if any, will be at the sole discretion of the Committee;
(d)the Participant is voluntarily participating in the Plan;
(e)the Performance Stock Units and any shares of Company Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer or any affiliate and which are outside the scope of the Participant's employment contract, if any;
(f)the Performance Stock Units and any shares of Company Stock acquired under the Plan are not to be considered part of the Participant's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the Performance Stock Units and the shares of Company Stock underlying the Performance Stock Units are not intended to replace any pension rights or compensation;
(h)the grant of the Performance Stock Units and the Participant's participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(i)the future value of the shares of Company Stock underlying the Performance Stock Units is unknown and cannot be predicted with certainty. If the Performance Stock Units are paid pursuant to this Agreement, the value of the acquired shares of Company Stock may increase or decrease;
(j)the Participant understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Participant's local currency that may affect the value of the Performance Stock Units or the underlying shares of Company Stock;
(k)the Participant shall have no rights, claim or entitlement to compensation or damages as a result of the Participant's cessation of employment or service for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from the Participant's ceasing to have rights under or be entitled to the Performance Stock Units as a result of such cessation or loss or diminution in value of the Performance Stock Units or any of the shares received upon payment of the Performance Stock Units as a result of such cessation, and the Participant irrevocably releases his or her Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such rights or claim; and
(l)the Participant has no right to compensation or damages on account of any loss in respect of the Performance Stock Units where the loss arises or is claimed to arise in whole or part from: (i) the termination of Participant's office or employment; or (ii) notice to terminate Participant's office or employment. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed. For the purpose of the Plan, the implied duty of trust and confidence is expressly excluded.

11.Data Privacy.
(a)The Participant hereby acknowledges and understands the collection, use, disclosure and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, his or her employer, the Company and its affiliates for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.
(b)The Participant understands that the Company and its affiliates (including his or her employer), as applicable, hold certain personal information about him or her regarding the Participant's employment, the nature and amount of the Participant's compensation and the fact and conditions of the Participant's participation in the Plan, including, but not limited to, his or her name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company and its affiliates, details of all stock units or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
(c)The Participant understands that the Data may be transferred to the Company, its affiliates and any third parties assisting in the implementation, administration, and management of the Plan, that these recipients may be located in his or her country, or elsewhere, and that the recipient's country may have a lower standard of data privacy laws and protections than the Participant's country of residence. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant's local human resources representative. The Participant understands that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, object to or request restriction of the processing of his or her Data or refuse or withdraw any consents provided to the Company herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that objecting to or requesting restriction of the processing of his or her Data may affect his or her ability to participate in the Plan. For more information on the processing of his or her Data and other personal data, the Participant is referred to the Privacy Notice provided to him or her by his or her employer.
12.Applicable Law; Jurisdiction. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Boston, Massachusetts, and the jurisdiction of such court in any such proceeding shall be exclusive. Notwithstanding the foregoing sentence, on and after the date a Participant receives shares of Company Stock hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.
13.Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer, or to such other address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.